Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Management of ASML Holding N.V.

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated February 13, 2012, relating to the financial statements of ASML Holding N.V. (referred to as “ASML”) and the effectiveness of ASML’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of ASML for the year ended December 31, 2011, and to the reference to us under the heading “Experts” which is part of this proxy statement/prospectus.

/s/ Deloitte Accountants B.V.

Eindhoven, November 21, 2012